Exhibit 99.1

Annual Servicer’s Certificate
Provided by Nissan Motor Acceptance Corporation
to Holders of Notes and Certificates

NISSAN MOTOR ACCEPTANCE CORPORATION

OFFICER'S CERTIFICATE

The undersigned, Jeffrey L. Edwards, Vice President, Operations of NISSAN MOTOR ACCEPTANCE CORPORATION, a California corporation (the “Company”), does hereby certify, in his capacity as such corporate officer, as follows:

(1)           the undersigned has caused a review, under his supervision, to be made of i) the activities; and ii) the performance under the Agreement (as defined below), of the Company during the period January 24, 2008 through March 31, 2008 (the “Reporting Period”); and

(2)           to the best of the undersigned’s knowledge, based upon such review, the Company has fulfilled all of its obligations under the Agreement throughout the Reporting Period except for certain limited technical instances of non-compliance resulting from the Company’s failure to strictly adhere to its written servicing policies regarding charge-offs of delinquent accounts and approval of contract extensions.  Such errors were corrected upon recognition and, individually and in the aggregate, did not have a material adverse impact on the Noteholders and did not create a Servicer Default under the Agreement.

This Officer’s Certificate is being furnished pursuant to Section 4.09(a) of that certain Sale and Servicing Agreement, dated as of January 24, 2008 (the “Agreement”), by and among the Company, individually and as servicer, Nissan Auto Receivables Corporation II, as seller, and Nissan Auto Receivables 2008-A Owner Trust, as issuer.

Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

IN WITNESS WHEREOF, I have set my hand effective as of the 23rd day of June, 2008.

/s/ Jeffrey L. Edwards
Jeffrey L. Edwards
Vice President, Operations